Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Year End October 31, 2015

WATERTOWN, CT -- (Marketwired - January 29, 2016) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal year that ended October 31, 2015. These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Total sales for fiscal 2015 decreased $1.3 million from $75.2 million in fiscal 2014 to $73.9 million during the same period in fiscal 2015. Gross profit declined $2.5 million in fiscal 2015, going from $35.9 million in 2014 to $33.4 million.

Operating income decreased for the fiscal year ending October 31, 2015 resulting in $767 thousand compared to $1.7 million for the same period last year. The net loss in fiscal 2015 was $601 thousand compared to net income of $155 thousand for fiscal year 2014. On a per share basis, net loss was $.03 per fully diluted share in fiscal 2015, compared to $.01 net income per fully diluted share in fiscal 2014.

Though the annual results were disappointing, gross profit as a percentage of sales rose from 44% for the first 3 quarters of fiscal 2015 to 47% for the fourth quarter of 2015. The strong performance in the fourth quarter showed a marked reduction in operating expenses. Operating expenses during the first 3 quarters of fiscal 2015 were averaging $8.4 million per quarter, but the 4th quarter of fiscal 2015 reflected more efficiencies and lower operating expenses of $7.4 million.

"Our results for the fiscal year reflect a competitive marketplace, and we are continually evaluating our business strategy to better position our Company for stable growth and more value creation," said Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "I'm particularly pleased with how we came on strong in the fourth quarter and improved operating expenses while generating a more profitable cash position -- which is a partial reflection of the sale of higher margin items and a historically strong time of year."

Mr. Baker continued, "While we expect marketplace conditions will remain dynamic and challenging in the short term, we maintain a robust product portfolio, a cohesive management team and the benefits realized from a business strategy that better emphasizes quality and premium service value."

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it's the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes "Little Things Matter™" to the customer experience with high standards for delivering premium service excellence and results in customer productivity -- at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                    (Audited)              (Unaudited)
                               Twelve Months Ended:    Three Months Ended:
                             ----------------------- -----------------------
                             October 31, October 31, October 31, October 31,
                                 2015        2014        2015        2014
                             ----------- ----------- ----------- -----------
(000's $)

Sales                            $73,901     $75,155     $18,147     $19,934

Income from operations              $767      $1,698      $1,187        $819

Net (Loss) Income                 ($601)        $155        $720        $309

Basic net earnings (loss)
 per share                       ($0.03)       $0.01       $0.03       $0.01
Diluted net earnings (loss)
 per share                       ($0.03)       $0.01       $0.03       $0.01

Basic Wgt. Avg. Shares Out.
 (000's)                          21,358      21,360      21,358      21,360
Diluted Wgt Avg. Shares Out.
 (000's)                          21,358      21,360      21,358      21,360

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2015, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001